UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 24, 2005

(Date of earliest event reported)

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-6365

Minnesota	41-0919654
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7900 Xerxes Avenue South, Suite 1800,

Minneapolis, Minnesota 55431

(Address of principal executive offices, including zip code)

(952) 835-1874

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)	The Company announced its Board of Directors had elected three new directors, J. Terry Manning, Robert J. Marzec and David E. Weiss, effective as of January 24, 2005. There are no arrangements or understandings among Messrs. Manning, Marzec and Weiss and any other persons pursuant to which Messrs. Manning, Marzec and Weiss were selected as directors.

Mr. Manning, who was elected as a Class II director, will serve on the audit and finance committees of the Company’s Board of Directors. Mr. Manning is the retired vice chairman and audit partner of BDO Seidman, LLP, retiring in 1999 after a 26-year career with the firm.

Mr. Marzec, who was elected as a Class I director, will serve on the audit committee of the Company’s Board of Directors. Mr. Marzec is a retired audit partner of PricewaterhouseCoopers, retiring in 2002 after a 36-year career with the firm.

Mr. Weiss, who was elected as a Class I director, will serve on the compensation committee of the Company’s Board of Directors. Mr. Weiss is the retired chairman, president and chief executive officer of Storage Technology Corporation, retiring in 2000 after serving as its CEO for four years and in other executive positions at Storage Technology Corporation from 1991 to 1996.

The Company also announced that Barbara B. Grogan and J. Patrick Horner, two long term Class I directors of the Company, will not be standing for re-election at the 2005 annual meeting of shareholders. Ms. Grogan and Mr. Horner have each notified the Company that their decision not to stand for re-election to the Board is not related to any disagreement with management of the Company on any matter relating to the Company’s operations, policies or practices.

A press release, dated January 25, 2005, announcing the election of Messrs. Manning, Marzec and Weiss to the Company’s Board of Directors is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	The following exhibit is being filed with this report:

99.1    Press Release, dated January 25, 2005, of Apogee Enterprises, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE ENTERPRISES, INC.

By:	/s/ William F. Marchido
William F. Marchido Chief Financial Officer

Date: January 26, 2005

EXHIBIT INDEX

99.1    Press Release, dated January 25, 2005, of Apogee Enterprises, Inc.